Letterhead of Morris, Nichols, Arsht & Tunnell





                                  May 30, 2000

Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, NY  10022

               Re:    The Victory Portfolios
                      -----------------------

Ladies and Gentlemen:

           We have acted as special Delaware counsel to The Victory Portfolios, a Delaware business trust (the "Trust"), in connection with certain matters of Delaware law relating to the formation of the Trust and the issuance of Shares in the Trust. Capitalized terms used herein and not otherwise herein defined are used as defined in the Amended and Restated Trust Instrument of the Trust dated as of March 27, 2000 (the "Governing Instrument").

           In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "State Office") on December 21, 1995 (the "Certificate"); the Governing Instrument; the Trust Instrument of the Trust dated December 6, 1995, as amended on February 19, 1997 and October 23, 1997 (as originally adopted and as so amended, the "Original Governing Instrument"); the Bylaws of the Trust; certain resolutions of the Trustees of the Trust including resolutions dated December 6, 1995 relating to the organization of the Trust and resolutions dated May 23, 2000 relating to, among other things, the establishment of the Nasdaq-100 Index Fund (the "Nasdaq-100 Fund") and Class A and Class G Shares thereof and the authorization to issue Shares of such Classes (such resolutions, together with the Governing Instrument and the Bylaws of the Trust are herein referred to as the "Governing Documents"); Post-Effective Amendment No. 26 to the Registration Statement on Form N-1A of The Victory Portfolios, a Massachusetts business trust and the predecessor to the Trust (the "Predecessor Trust"), by which the Trust adopted such Registration Statement and the Predecessor Trust's Notification of Registration and Registration Statement under the Investment Company Act of 1940, as filed with the Securities and Exchange

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May 30, 2000
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Commission on December 28, 1995; a Certificate of Secretary of the Trust dated as of May 30, 2000 certifying as to the Governing Instrument and the due adoption of the resolutions referenced above; and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due authorization, execution and delivery, as applicable, by or on behalf of each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents, and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders (including the due approval of the Governing Instrument by the Shareholders); (ii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Documents and compliance with all other terms, conditions and restrictions set forth in the Governing Documents in connection with the issuance of Shares; (iii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (iv) that no event has occurred that would cause a termination or dissolution of the Trust under Sections 11.04 or
11.05 of the Governing Instrument or Sections 11.04 or 11.05 of the Original Governing Instrument, as applicable; (v) that no event has occurred that would cause a termination or dissolution of the Nasdaq-100 Fund under Sections 2.06 or
11.04 of the Governing Instrument or Sections 2.06 or 11.04 of the Original Governing Instrument, as applicable; (vi) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument or the Original Governing Instrument, as applicable, and the Delaware Business Trust Act, 12 Del. C. ss.ss. 3801 et seq. ; and (vii) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

           Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

           1. The Trust is a duly formed and validly existing business trust in good standing under the laws of the State of Delaware. The Nasdaq-100 Fund is a validly existing Series of the Trust and Class A and Class G of the Nasdaq-100 Fund are validly existing Classes of the Trust.


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May 30, 2000
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           2. Class A and Class G Shares of the Nasdaq-100 Fund, when issued to
Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will be validly issued, fully paid and non-assessable Shares of beneficial interest in the Trust.

           We understand that you wish to rely as to certain matters of Delaware law on this opinion in connection with the delivery of your opinion to the Trust dated on or about the date hereof and we hereby consent to such reliance. Except as provided in the immediately preceding sentence, this opinion may not be relied on by any person or for any purpose without our prior written consent. We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to a post-effective amendment to the Trust's Registration Statement on Form N-1A. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

                                        Sincerely,

                                        MORRIS, NICHOLS, ARSHT & TUNNELL

                                        /s/ Jonathan I. Lessner
                                        ---------------------------------
                                        Jonathan I. Lessner